Exhibit 10.82
SECOND AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
PETER D. ROSE
          This SECOND AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and PETER D. ROSE (the “Executive”), dated as August 20, 2008, is made and entered into as of November 16, 2010 (the “Effective Date”).
          WHEREAS, Foster Wheeler Ltd. entered into an Employment Agreement with the Executive, dated as of August 20, 2008, which Employment Agreement was assumed by Foster Wheeler Inc. from Foster Wheeler Ltd. on or about February 9, 2009; and
          WHEREAS, the Company and the Executive entered into a First Amendment to the Employment Agreement, effective January 18, 2010 (the Employment Agreement, as so amended, the “Agreement”); and
          WHEREAS, the Company and the Executive have agreed to further amend the Agreement as set forth herein; and
          WHEREAS, pursuant to the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.
          NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of the Effective Date, as follows:
1.	Agreement Section 4.1.5 is hereby revised by adding the following new sentence to the end of Section 4.1.5:
In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Executive’s rights to the payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to Section 409A shall be paid until the Executive incurs a separation from service (or as set forth at Section 13, until six months after such date if the Executive is a specified employee), and any amounts that would otherwise have been paid prior to such date shall be paid instead as soon as practicable after such date.
2.	The beginning of the first sentence in Agreement Section 4.2.2 is hereby revised by adding the words “, beginning on the sixtieth (60th) day following the Termination Date, “ so that the beginning of the sentence reads in its entirety as follows:

Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall, beginning on the sixtieth (60th) day following the Termination Date, pay or provide to the Executive in addition to the payments and benefits in Section 4.2.1 above:
3.	The last paragraph in Agreement Section 4.2.2 is hereby revised to read in its entirety as follows:
Notwithstanding any other provision of this Agreement, in no event, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for the Executive’s review not later than 7 business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement, pay and benefits pursuant to this Section 4.2.2 shall commence on the 60th day following the Executive’s Termination Date. Any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.2.2 before the 60th day shall be paid to the Executive, without interest, on the 60th day.
4.	The beginning of the first sentence in Agreement 4.3.2 is hereby revised by adding the words “, beginning on the sixtieth (60th) day following the Termination Date, “ so that the beginning of the sentence reads in its entirety as follows:
If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates his employment for Good Reason, the Company shall, beginning on the sixtieth (60th) day following the Termination Date, pay or provide to the Executive the following:
5.	Agreement Section 4.3.2(i) is hereby revised by deleting its subsection (II) and to read in its entirety as follows:
Accrued Obligations. The Executive’s Annual Base Salary through the Termination Date and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in this Subsection 4.3.2(i), the “Accrued Obligations”), all in a lump sum in cash within 30 days following the Termination Date; and
6.	Agreement Section 13 is hereby revised by adding the following new Section 13.1:
13.1 To the maximum extent permitted by law and consistent with the substantive terms of this Agreement, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with all requirements of, Section 409A of the Code.
7.	The first sentence in the first paragraph of the Addendum is hereby revised to replace “June 30, 2012” with “August 15, 2012” so that that first sentence reads in its entirety as follows:

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This Addendum sets forth the terms and conditions applicable during the Executive’s performance of duties (as described in Agreement Section 1.1) in Switzerland from January 18, 2010 through the earlier of (i) August 15, 2012 or (ii) the date of Agreement termination by the Company or Executive (the “Assignment Term”).
8.	The Addendum is hereby revised by adding the following to the end of Section A-3(d): “and the Company and the Executive acknowledge and agree that the amount of the settling-in allowance was increased by an additional CHF 15,000, which CHF 15,000 was paid to the Executive during 2010.”
9.	The Addendum is hereby revised by adding the following new Section A-3 (m):
(m) US Maintenance Allowance. Effective as of January 18, 2010, the Executive shall be paid a monthly maintenance allowance related to his US home of USD $500 for each month during the Assignment Term.
10.	The Addendum is hereby revised by adding the following new Section A-3 (n):
(n) Lease Termination Payments. If either (i) the Company relocates the Executive’s principal business location so that commute from the Executive’s residence in the Geneva area is increased by more than 50 miles, (ii) the Company terminates the Executive’s employment without Cause, or (iii) the Executive resigns for Good Reason, and, if as a result of any of the foregoing the Executive vacates the Executive’s Geneva residence and incurs lease termination expenses, continuing lease expenses or similar expenses in connection with the Geneva residence despite the Executive’s best efforts to avoid and/or limit such expenses, then the Company shall reimburse the Executive for such expenses as soon as administratively possible after they are incurred by the Executive.
11.	The Addendum is hereby revised by revising Section A-5(d) to replace “June 30, 2012” with “August 15, 2012” each time it appears, so that Section A-5(d) reads in its entirety as follows:
(d) End of Assignment Term. If the Executive terminates employment on or after August 15, 2012, such termination of employment shall be deemed a termination by the Executive for Good Reason and the Executive shall be entitled to the separation payments and benefits described in Agreement Sections 4.2.1 and 4.2.2 (or 4.3.2 if the termination occurs during a Change of Control Period). No notice requirement shall apply for a termination of employment on or after August 15, 2012. In addition, the Company shall pay the reasonable costs associated with repatriation to the U.S.
12.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement as of the date first written above.

FOSTER WHEELER INC.
By:	/s/ Beth Sexton
	Name:	Beth Sexton
	Title:	EVP, HR

/s/ Peter D. Rose
PETER D. ROSE

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